Exhibit 21.1

Blink Charging Co. List of Subsidiaries

Name of Entity	State or Other Jurisdiction of Incorporation or Organization
Beam Charging, LLC	NY
Blink Charging, LTD	Israel
Blink Holdings B.V	Netherlands
Blink Charging Europe, LTD*	Cyprus
Blink Charging International, LTD	Cyprus
Blink Network, LLC	AZ
Blink Charging, Inc.	DE
Blink Charging Group (CA), Inc.	CA
Blink I Holdings, LLC	FL
Blink/PAT LLC	PA
Blink/Brixmor, LLC	NY
EV Pass, LLC	NY
eCharging Stations, LLC	FL
Ecotality, Inc.	NV
BlueLA Carsharing LLC	CA
Blue Mobility LLC	CA
U-Go Stations Inc	PA
Blink EV LLC	TX
Blue Corner NV	Belgium
Blink Charging Mexico S de RL de CV	Mexico
Blink Charging Chile SPA	Chile
BlinkCharging Software Solutions PVT LTD	India
Blink Hellas SA	Greece
BG Energy Solutions LLC (51% owned)	FL
CCGI Holdings LLC	FL

* 40% owned.

All other subsidiaries are wholly owned by Blink Charging Co.